UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2010

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6707 Democracy Boulevard

Suite 300

Bethesda, MD 20817

(Address of principal executive offices)

(301) 571-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2010, Eric Morrison submitted his resignation as Chief Financial Officer of Iridium Communications Inc. (“Iridium” or the “Company”), effective as of April 5, 2010. Mr. Morrison will continue to serve Iridium, assuming the new role of SVP, Iridium NEXT Financing and Planning.

On March 30, 2010, the Board of Directors of Iridium appointed Thomas J. Fitzpatrick as Chief Financial Officer of Iridium, effective as of April 5, 2010. Previously, from 2002 to December 2009, Mr. Fitzpatrick was Executive Vice President and Chief Financial Officer of Centennial Communications Corp., a publicly traded telecommunications company acquired by AT&T in November 2009. Prior to that, Mr. Fitzpatrick was Chief Financial Officer of a variety of companies, including ICG Commerce, Inc., Digital Access Inc., Inacom Corporation and DecisionOne Corporation. He is a certified public accountant in Pennsylvania. There are no transactions with Iridium during the last two years, or proposed transactions, to which Mr. Fitzpatrick was or is to be a party, in which Mr. Fitzpatrick, or any member of his immediate family, has a direct or indirect material interest.

On March 30, 2010, Iridium entered into an employment agreement with Mr. Fitzpatrick, pursuant to which he will serve Iridium’s Chief Financial Officer. The employment agreement provides for an initial annual base salary of $400,000 and participation in Iridium’s annual incentive plan with a target award of up to 75% of base salary (the “Target Bonus”) as determined by the Compensation Committee and based upon performance goals set by the Compensation Committee for the year. The employment agreement provides that he may be terminated by Iridium for any reason upon written notice. However, in the event he is terminated without cause or he terminates his employment as a result of a constructive discharge, for a period of twelve months (the “Severance Period”), he will be entitled to a sum equal to (x) one times his then current base salary and (y) one times his then current Target Bonus. In the event that such termination occurs prior to April 5, 2011 and following Iridium’s public announcement that the Board of Directors has authorized a sale of substantially all of the business or assets of Iridium (including by way of a merger) for a per share sale price that is less than $15.00, the amount to be paid to Mr. Fitzpatrick over the Severance Period shall instead be equal to the sum of (x) two times his then current base salary and (y) one times his then current Target Bonus; provided, further that if such termination occurs within the twelve month period commencing on a Change in Control (as defined in Iridium’s 2009 Stock Incentive Plan), then the cash severance amounts described above shall be paid to him in a single lump sum and in addition to such cash severance payment, 100% of his then outstanding stock options and other equity awards shall become vested and exercisable, as applicable pursuant to the terms of the applicable equity award agreements.

On March 30, 2010, the Performance Compensation Subcommittee of the Compensation Committee of the Board of Directors of Iridium also approved certain compensation arrangements for 2010.

Item 7.01	Regulation FD Disclosure.

The full text of the press release issued in connection with the announcement of Mr. Fitzpatrick’s appointment as our Chief Financial Officer is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Information contained herein, including Exhibit 99.2, shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, nor shall such information and exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Summary of approved 2010 compensation.

99.2	Press release, dated April 5, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: April 5, 2010	By:	/s/ Matthew J. Desch
		Name:	Matthew J. Desch
		Title:	Chief Executive Officer